Exhibit 99.1

FOR RELEASE: July 30, 2012

Contact: Brian Dingerdissen

Director, Investor Relations

610.645.1191

bjdingerdissen@aquaamerica.com

Gretchen Toner

610.645.1175

gmtoner@aquaamerica.com

AQUA AMERICA REPORTS RECORD EARNINGS FOR SECOND QUARTER

Net income increases 10 percent on strong revenue growth

Major Ohio acquisition successfully integrated

BRYN MAWR, PA, July 30, 2012 – Aqua America, Inc. (NYSE: WTR) today reported results for the quarter ending June 30, 2012. Diluted earnings per share for the quarter were $0.30, compared to $0.27 for the corresponding quarter in 2011, on less than one percent more shares outstanding. Revenues for the quarter were $198.2 million compared to $178.3 million in the same period of 2011, an increase of 11.2 percent. Net income for the quarter rose to $41.4 million from $37.6 million in the same quarter of 2011, an increase of 10.3 percent.

Income from continuing operations (GAAP financial measure) for the quarter were $42.6 million compared to $36.6 million for the same period in 2011, an increase of 16.5 percent. Income from continuing operations in the second quarter of 2011 was positively impacted by $3.5 million of net state income tax benefits that did not occur in 2012. Second quarter net income in 2012 was negatively impacted by charges incurred from the disposal of Aqua America’s New York subsidiary, which resulted in a loss from discontinued operations of $1.2 million. The corresponding earnings per diluted share from continuing operations for the quarter were $0.30, compared to $0.26 for the same quarter in 2011. Income from continuing operations before net state income tax benefit associated with 100 percent bonus depreciation (Non-GAAP financial measure) increased 28.7 percent in the second quarter of 2012 to $42.6 million from $33.1 million for the same period in 2011. The corresponding (Non-GAAP) earnings per diluted share for the quarter were $0.30, compared to $0.24 for the same quarter in 2011, an increase of 25 percent. A reconciliation of non-GAAP to GAAP financial measures is provided in the accompanying financial tables.

For the first two quarters of 2012, net income increased 16.8 percent to $79.3 million from $67.9 million and corresponding diluted earnings per share increased 16.3 percent to $0.57 from $0.49 for the same period in 2011. Operating revenues for the first six months of 2012 totaled $368.4 million, an increase of 7.8 percent from revenues of $341.9 million for the six months ending June 30, 2011.

Aqua America Chairman and CEO Nicholas DeBenedictis said, “The company’s solid second quarter financial results reflect management’s focus on investing for growth and environmental improvements, while diligently working to control operating costs. Also, I am very pleased with our ability to implement our portfolio rationalization by simultaneously completing the sale of our New York operation and successfully integrating 57,000 new Ohio customers in an efficient manner.”

In May, Aqua America completed the purchase of all of American Water Works Company, Inc.’s (NYSE: AWK) regulated operations in Ohio and simultaneously sold its regulated operations in New York to American Water. Aqua is now the largest investor-owned water utility in Ohio. This is the latest of five successful transactions Aqua America has completed in a one-year period to consolidate and grow its customer base in fewer states, improving its operating efficiency, while pruning assets in areas that do not present those opportunities. Since May 2011, Aqua America has sold its Missouri operations to American Water; purchased American Water’s Texas operations; and sold its Maine operations to Connecticut Water. “Transactions like these are consistent with Aqua America’s strategy to leverage greater economies of scale and customer growth opportunities in states that demonstrate a positive regulatory environment,” said DeBenedictis.

DeBenedictis added, “Through the first half of 2012, management was diligent in working to control operating costs. I am confident in Aqua’s ability to continue to improve the operations and maintenance expense-to-revenue ratio on a year-over-year basis, which at 37.3 percent for the trailing 12 months ending June 30, 2012 compares favorably to 37.8 percent during the same period of 2011.”

To date in 2012, the company has received rate awards in New Jersey, Pennsylvania, Ohio, Illinois, and Florida, and infrastructure surcharges in various states estimated to increase annualized revenues by approximately $41.3 million. The company still has $9.3 million of rate cases pending before two state regulatory bodies in Texas and Virginia. Additionally, state subsidiaries are expected to seek rate relief by filing rate requests or surcharges of more than $13.5 million later in 2012. The primary driver of these filings is the recovery of capital (infrastructure) investments and increased expenses since the companies’ previous rate filings in those states. The timing and extent to which rate increases might be granted by the applicable regulatory agencies will vary by state.

In the first six months of 2012, the company invested $171.4 million in infrastructure improvements as part of its capital investment program, compared to $141.3 million in the same period of 2011. “The company remains on track to invest more than $300 million in 2012. Our capital expenditures are focused on pipe replacement projects to improve our distribution network and plant upgrades to enhance water quality and service reliability for our customers,” said DeBenedictis.

Aqua America remains committed to expanding its operations through its growth-through-acquisition program and has completed eight acquisitions to date in 2012. This includes the most recently announced acquisitions by Aqua America’s Pennsylvania subsidiary of the water and wastewater system assets of Total Environmental Solutions, Inc. (“TESI”), which serve approximately 2,300 people in the Beech Mountain Lakes Resort Community located in portions of Butler and Dennison townships, Luzerne County. The systems are operated by Aqua Pennsylvania’s White Haven Division, which currently provides water and wastewater service to about 20,000 people, including those in many Luzerne County municipalities. “The Beech Mountain community is an example of a tuck-in acquisition that fits nicely into our existing service territory, which already includes customers in Butler and Dennison townships,” said DeBenedictis. “Once again, we are acquiring assets and customers within our existing footprint and maximizing our economies of scale, which benefits our customers as well as the company.”

In late 2011, certain Aqua America and Penn Virginia operating subsidiaries entered into a joint venture to form Aqua — PVR Water Services, LLC to construct and operate a private pipeline system to supply fresh water to certain natural gas producers drilling in the Marcellus Shale. The 18-mile steel pipeline began servicing drillers in North-Central Pennsylvania on an as-needed basis in April this year. Phase II construction of the second 18-mile stretch began in June and is expected to be completed by the end of the year. “Ensuring that water is delivered to drillers through an environmentally conscious and efficient method has inspired Aqua America and gas companies to develop a collaborative infrastructure,” said DeBenedictis. “Both local communities and drillers have already realized the benefits of these efforts through a reduction in truck traffic on local roads.”

In May, Aqua America announced a plan to transition portions of its vehicle fleet to compressed natural gas (CNG). With an anticipated cost of less than $2 per gas gallon equivalent, it will be nearly half the cost of petroleum-based fuels. Further, the maintenance costs of CNG fueled engines are lower. “I believe that the natural gas industry in Pennsylvania will become the biggest economic driver in the state since the days of coal and steel. Pennsylvania has always been an energy-rich state with natural gas being its latest opportunity,” said DeBenedictis. “CNG makes sense economically because it is less expensive than petroleum-based fuels and environmentally because it is a clean-burning fuel, thereby reducing carbon emissions.”

Recently, Aqua Pennsylvania dedicated its second solar farm at its Pickering water treatment plant near Valley Forge. This is Aqua America’s largest solar farm and the eighth-largest solar installation in Pennsylvania. Over the past two years, Aqua America’s Pennsylvania and New Jersey subsidiaries have constructed four solar farms to power their treatment facilities in an effort to reduce emissions, which shrinks the company’s carbon footprint and helps lower the need for the construction of new power generation facilities. A similar facility was built in 2010 and powers the Ingram’s Mill Water Treatment Plant near West Chester, Pennsylvania. In 2011, Aqua America’s New Jersey subsidiary constructed solar farms in Lopatcong Township, Warren County to power a water treatment plant, and in Gloucester Township, Camden County to power a well station. Collectively, the solar farms are expected to reduce Aqua’s grid-tied usage, resulting in a direct economic benefit to Aqua’s ratepayers of approximately $500,000 in avoided energy costs in 2012.

As of June 30, 2012, Aqua America’s weighted average cost of fixed-rate long-term debt was 5.21% percent, and the company had $124 million available on its credit lines. In April, Standard & Poor’s reiterated its A+ credit rating for Aqua Pennsylvania, Inc., Aqua America’s largest subsidiary. Of the 227 electric, gas and water utilities rated by Standard & Poor’s, only one has a higher rating than Aqua Pennsylvania.

The company’s conference call with financial analysts will take place on Tuesday, July 31, 2012 at 11 a.m. Eastern Daylight Time. The call will be webcast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com and following the link for Investor Relations. The conference call will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on July 31, 2012 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 3650439). International callers can dial 719.457.0820 (pass code 3650439).

Aqua America is one of the largest U.S.-based, publicly-traded water utilities and serves almost 3 million residents in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana, Florida, Virginia, and Georgia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, management’s continuation of improvement in the operations and maintenance expense to revenue ratio, the estimated revenues from rate awards received, the completion of major rate cases later in 2012, the company’s plans to file future rate increases and the timing of the impact of such cases, the continuation of the company’s capital investment program and the amount of capital investment by the company planned for 2012, the projected impact of recent transactions, the company’s commitment to its growth-through-acquisition program, the anticipated completion of the next phase of the Marcellus Shale water pipeline project, the plan to transition portions of the company’s vehicles to natural gas and the costs savings from this transition and the projected benefits from the company’s solar farms. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and the cost of capital; disruptions in the credit markets; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K for the period ending December 31, 2011, which is on file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

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Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Operating revenues	$198,204	$178,313	$368,448	$341,928

Net income attributable to common shareholders	$41,445	$37,590	$79,349	$67,941

Basic net income per common share	$0.30	$0.27	$0.57	$0.49
Diluted net income per common share	$0.30	$0.27	$0.57	$0.49

Basic average common shares outstanding	139,108	138,114	138,935	137,971
Diluted average common shares outstanding	139,843	138,781	139,577	138,518

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating revenues	$198,204	$178,313	$368,448	$341,928

Cost & expenses:
Operations and maintenance	66,980	66,765	135,245	$130,496
Depreciation	28,696	26,550	56,291	52,826
Amortization	1,540	1,624	2,755	3,261
Taxes other than income taxes	12,593	10,751	22,683	21,802

Total	109,809	105,690	216,974	208,385

Operating income	88,395	72,623	151,474	133,543

Other expense (income):
Interest expense, net	19,538	19,541	38,786	38,897
Allowance for funds used during construction	(1,244)	(1,929)	(2,588)	(3,906)
Gain on sale of other assets	(64)	(138)	(506)	(259)
Equity earnings in joint venture	(249)	—	(249)	—

Income from continuing operations before income taxes	70,414	55,149	116,031	98,811
Provision for income taxes	27,787	18,554	45,746	31,570

Income from continuing operations	42,627	36,595	70,285	67,241

Discontinued operations:
(Loss) income from discontinued operations before income taxes	(1,550)	1,652	15,367	1,130
Provision for income taxes	(368)	657	6,303	430

(Loss) income from discontinued operations	(1,182)	995	9,064	700

Net income attributable to common shareholders	$41,445	$37,590	$79,349	$67,941

Income from continuing operations per share:
Basic	$0.31	$0.26	$0.51	$0.49
Diluted	$0.30	$0.26	$0.50	$0.49

(Loss) income from discontinued operations per share:
Basic	$(0.01)	$0.01	$0.07	$0.01
Diluted	$(0.01)	$0.01	$0.06	$0.01

Net income per common share:
Basic	$0.30	$0.27	$0.57	$0.49
Diluted	$0.30	$0.27	$0.57	$0.49

Average common shares outstanding:
Basic	139,108	138,114	138,935	137,971

Diluted	139,843	138,781	139,577	138,518

Aqua America, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measure

(In thousands, except per share amounts)

(Unaudited)

This press release includes a presentation of “income from continuing operations before net state income tax benefit associated with 100 percent bonus depreciation” and “diluted income from continuing operations per common share before net state income tax benefit associated with 100 percent bonus depreciation” (net state income tax benefit associated with 100 percent bonus depreciation is referred to herein as the “special item”). These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable SEC regulations. These non-GAAP financial measures are derived from our consolidated financial information, and should only be used as a supplement to our GAAP disclosures.

The Company is providing disclosure of the reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures provide investors the ability to measure the Company’s financial operating performance excluding the special item, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other companies. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its historical financial results and to assess the underlying profitability of our core business. 100 percent bonus depreciation was in effect for qualifying capital additions placed in service from September 8, 2010 through December 31, 2011.

The reconciliation of the non-GAAP financial measures to the comparable U.S. GAAP results provided for each period are presented below:

Aqua America, Inc. and Subsidiaries

Income Excluding Net State Income Tax Benefit

Associated with 100% Bonus Depreciation

(In thousands, except per share amounts)

(A Non-GAAP, Unaudited Number)

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Income from continuing operations (GAAP financial measure)	$42,627	$36,595	$70,285	$67,241
Less: Net state income tax benefit associated with 100% bonus depreciation	—	3,483	—	7,811

Income from continuing operations before net state income tax benefit associated with 100% bonus depreciation (Non-GAAP financial measure)	$42,627	$33,112	$70,285	$59,430

Income from continuing operations per common share (GAAP financial measure):
Basic	$0.31	$0.26	$0.51	$0.49
Diluted	$0.30	$0.26	$0.50	$0.49

Income from continuing operations per common share before net state income tax benefit associated with 100% bonus depreciation (Non-GAAP financial measure):
Basic	$0.31	$0.24	$0.51	$0.43
Diluted	$0.30	$0.24	$0.50	$0.43

Average common shares outstanding:
Basic	139,108	138,114	138,935	137,971

Diluted	139,843	138,781	139,577	138,518

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	June 30,	December 31,
	2012	2011
Net property, plant and equipment	$3,865,256	$3,612,926
Current assets	147,237	320,453
Regulatory assets and other assets	407,754	415,041

	$4,420,247	$4,348,420

Total equity	$1,302,683	$1,251,817
Long-term debt, excluding current portion	1,569,489	1,395,457
Current portion of long-term debt and loans payable	103,950	188,200
Other current liabilities	108,366	237,473
Deferred credits and other liabilities	1,335,759	1,275,473

	$4,420,247	$4,348,420